SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
Jo-Ann Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

5555 Darrow Road
Hudson, Ohio 44236
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 9, 2005
To our Shareholders:
      The Annual Meeting of Shareholders of Jo-Ann Stores, Inc. will be held at the Hilton Garden Inn located at 8971 Wilcox Drive in Twinsburg, Ohio (directions enclosed), on Thursday, June 9, 2005 at 9:00 a.m., eastern daylight saving time, for the following purposes:

1.	To elect three Directors of the class whose three-year terms of office will expire in 2008.

2.	To transact such other business as may properly come before the meeting.
      All shareholders are cordially invited to attend the meeting, although only those holders of common shares of record at the close of business on April 15, 2005 will be entitled to vote at the meeting.
      Enclosed you will find a proxy card to vote your shares. Your vote is important. Whether or not you expect to be present at the meeting, please follow the instructions on the enclosed proxy card to vote your proxy either by mail or telephone or via the Internet. If you attend the meeting, you may revoke your proxy and vote your shares in person.
      The proxy statement accompanies this Notice.

Valerie Gentile Sachs
Executive Vice President,
General Counsel & Secretary
By order of the Board of Directors
May 9, 2005

PROXY STATEMENT

5555 Darrow Road
Hudson, Ohio 44236
PROXY STATEMENT
      Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Shareholders of Jo-Ann Stores, Inc. to be held on Thursday, June 9, 2005 beginning at 9:00 a.m., eastern daylight saving time, at the Hilton Garden Inn in Twinsburg, Ohio, and at any postponements or adjournments of that meeting (“Annual Meeting”). We are first sending the proxy materials on or about May 9, 2005.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
      At our Annual Meeting, shareholders will:
      1. Act upon the election of directors.
      2. Transact such other business as may properly come before the meeting.
      In addition, our management will report on our performance during fiscal 2005 and respond to questions from shareholders.
Who may attend the Annual Meeting?
      All shareholders may attend the Annual Meeting.
Who is entitled to vote?
      Shareholders as of the close of business on April 15, 2005, the record date, are entitled to vote at the Annual Meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.
How many shares must be present to conduct the Annual Meeting?
      Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct the meeting, a majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. On the record date, 23,083,922 common shares were outstanding. Abstentions and broker non-votes are included in determining the number of votes present at the meeting. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.
What am I voting on?
      You will be voting on the election of three directors, each for a three-year term ending in 2008; and
      If any other matter is presented at the meeting, your proxy holder will vote in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no other matters to be acted on at the meeting.

How do I vote?
      You may vote by proxy or in person at the meeting. To vote by proxy, you may use one of the following methods.

Vote via the Internet:
      You can vote your shares via the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do NOT need to return your proxy card. The deadline for voting via the Internet is 12:00 noon, eastern daylight saving time, on June 8, 2005.

Vote by Telephone:
      You can vote your shares by telephone by calling the toll-free telephone number shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 12:00 noon, eastern daylight saving time, on June 8, 2005.

Vote by Mail:
      If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. Proxies returned by mail must be received by 12:00 noon, eastern daylight saving time, on June 8, 2005.
Can I change my vote or revoke my proxy after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by filing a duly executed proxy bearing a later date, or a notice of revocation, with the Secretary of the company. If you attend the meeting in person, you may request that the powers of the proxy holders to vote your shares be suspended although attendance at the meeting will not by itself revoke a previously granted proxy.
How do I vote my 401(k) shares?
      If you participate in the Jo-Ann Stores, Inc. 401(k) Savings Plan, the number of common shares that you may vote is equivalent to the interest in common shares credited to your account as of the record date. You may vote these shares by instructing Vanguard, the Trustee for the Plan, pursuant to the proxy card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions. If you do not send instructions on how to vote your shares, the share equivalents credited to your account will be voted by the trustee in the same proportion that the trustee votes share equivalents for which it did receive instructions.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, it is because you hold shares in more than one account. You will need to vote all proxy cards to insure that all your shares are counted.
Who will count the vote?
      A representative of Automatic Data Processing, Incorporated will tabulate the votes. The company has appointed an individual to act as inspector of elections.

What is the required vote for approval of the proposals?
      Proposal 1 — Election of Directors. The three individuals receiving the highest number of “FOR” votes cast at the annual meeting will be elected. A properly executed proxy card marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.
What is cumulative voting?
      Under the Ohio General Corporation Law, all of the common shares may be voted cumulatively in the election of directors if any shareholder gives written notice to the President, a Vice President or the Secretary of the company, not less than 48 hours before the time set for the Annual Meeting, and an announcement of the notice is made at the beginning of the Annual Meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving such notice. Cumulative voting permits a shareholder to (1) cast a number of votes equal to the number of common shares owned by the shareholder multiplied by the number of directors to be elected and (2) cast those votes for only one nominee or distribute them among the nominees. In the event that voting at the election is cumulative, the persons named in the enclosed proxy will vote the common shares represented by valid proxies on a cumulative basis for the election of the nominees (see page 9), allocating the votes of such common shares in accordance with their judgment. Shareholders of the company will not be entitled to dissenters’ rights with respect to any matter to be considered at the Annual Meeting.
Is electronic access available to view future proxy materials?
      You can choose to access your future disclosure materials electronically and save the company the cost of producing and mailing these documents by following the instructions contained in your proxy packet or by following the prompt if you choose to vote over the Internet. If you hold your stock in nominee name (such as through a bank or broker), you will need to review the information provided by the nominee on how to elect to view future proxy statements and annual reports over the Internet. If you receive more than one proxy card, it is because you hold shares in more than one account. If you choose to receive your future disclosure materials electronically then you will need to follow the instructions noted above for each proxy card you receive.

PROPOSALS TO BE VOTED ON
Item 1 — Election of Directors
      Our Board of Directors is presently comprised of eight members. The Board is divided into three classes, two of which consist of three members and one that consists of two members. The authorized number of directors is nine. The company believes leaving a vacancy on the Board provides the directors with flexibility to appoint an additional member when and if an individual whose services would be beneficial to the company and its stockholders is identified. There are no current plans to fill the vacancy.
      Frank Newman, Beryl Raff and Tracey Thomas-Travis are directors in the class whose term of office expires in 2005. Each of these individuals has been nominated by the Corporate Governance Committee of the Board of Directors for reelection at the Annual Meeting to serve for a three-year term expiring at our Annual Meeting of Shareholders in 2008 and until the director’s successor is elected and qualified, subject to the director’s earlier retirement, resignation or death.
      Mr. Newman has been a director since 1991 and brings to the Board his professional and personal experiences and expertise in business matters generally, including his extensive retail leadership experience as the former President and Chief Executive Officer of Eckerd Corporation, a national pharmacy retailer. Mr. Newman also brings to the Board his insights into on-line retailing through his experience as former President and Chief Executive Officer of more.com, an on-line health, beauty and wellness retailer. Mr. Newman currently is the Chairman and Chief Executive Officer of Medical Nutrition USA, Inc., a nutrition-medicine company that develops and distributes nutritional products primarily used in long-term care facilities, hospitals, and clinics. He is also a director of Jabil Circuit, Inc., MTS Medication Technologies, Inc. and Medical Nutrition USA, Inc.
      Ms. Raff has been a director since 2001. Ms. Raff is a retail industry leader who brings to the Board strong merchandising and analytical skills. Ms. Raff is currently Senior Vice President-General Merchandising Manager for the Retail Jewelry Division of J.C. Penney Company, Inc., a department store retailer, since May 2001. Previously, she spent six years with Zale Corporation, a specialty retailer of fine jewelry, advancing to Chairman and Chief Executive Officer, and spent 19 years with R.H. Macy & Company, a department store retailer, advancing to Senior Vice President/ General Merchandising Manager. Ms. Raff is on the Board of Directors of the Jewelers Vigilance Committee, the jewelry industry’s ethics and integrity standards organization.
      Ms. Travis has been a director since 2003 and brings a strong financial and operational background to the Board. As Senior Vice President and Chief Financial Officer of Polo Ralph Lauren Corporation, Ms. Travis is responsible for corporate finance, financial planning and analysis, treasury, tax and corporate compliance. Ms. Travis has previously held the positions of Senior Vice President Finance of Limited Brands and Chief Financial Officer of Intimate Brands at Limited Brands. Prior to that she was Chief Financial Officer of the Americas Group at American National Can where she was responsible for the accounting, financial planning and analysis and information technology areas. In addition, Ms. Travis has held a variety of key management positions at Pepsi Bottling Group in both operational and financial areas. Ms. Travis began her career as a financial analyst with General Motors working on new product ventures in Asia and Latin America.
      These nominees agree to serve a three-year term. Further background information about our nominees and other directors is provided beginning on page 9.
      If any of the nominees becomes unable to serve as a director, the proxies will be voted for the election, as a director, of such other person as the Board of Directors may recommend. The Board of Directors has no reason, however, to anticipate that this will occur.
      The Board of Directors recommends that you vote FOR the election of these directors.

CORPORATE GOVERNANCE AND BOARD MATTERS
Governance Developments
      We are committed to implementing and upholding high standards of responsible corporate governance. On June 10, 2004, shareholders approved the company’s proposals to amend our code of regulations to reduce the shareholder votes required to effect any change in the number of company directors and to alter or eliminate certain shareholder protective measures, including the company’s staggered board. Those approved changes have been made to the company’s code of regulations.
      We continually monitor developments in the area of corporate governance and will continue to develop and implement appropriate practices for our company.
Board of Directors
      The primary responsibility of the Board of Directors is to foster the long-term success of the company, consistent with its fiduciary duty to the shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the company.
      The Board has four regularly scheduled meetings a year. These meetings are usually held in March, June, August and November. The organizational meeting follows immediately after the Annual Meeting of Shareholders in June. Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews the company’s strategic plan each year with participation from senior management. The Board held four regular meetings and one special, telephonic meeting in fiscal year 2005. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During fiscal year 2005, all of our directors attended 100% of the regularly scheduled meetings of the Board and Committees on which they served, and attended the Annual Meeting of Shareholders held in June 2004, except Mr. Newman was unable to attend one of the eight scheduled meetings of the Audit Committee and Mr. Gumberg was unable to attend two of the regularly scheduled Board meetings and did not attend the Annual Meeting of Shareholders.
Corporate Governance Guidelines
      The Board has adopted Corporate Governance Guidelines, which are posted on the company’s “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com. Pursuant to those guidelines, the non-management directors meet in executive session at each Board meeting. The non-management directors have a designated lead director to preside at the executive session. A copy of the Guidelines may also be obtained from the company’s Secretary.
Lead Director
      The lead director’s responsibilities are to:

•	Act as principal liaison between the non-employee directors and the chairman.

•	Coordinate and lead meetings of the non-employee directors and provide the chairman feedback from those meetings.

•	Advise the chairman on issues of interest to the non-employee directors and provide input on the agenda for future Board meetings.

•	Convey requests from the non-employee directors for operational, financial, legal or other information, updates or advice.

      The lead director is rotated on an annual basis based on the directors’ seniority. Mr. Frank Newman has served as lead director since August 2004.
Board Independence
      Under our Corporate Governance Guidelines, a majority of our Board must be “independent,” as such term is defined under the New York Stock Exchange (the “NYSE”) Listings Standards. No director qualifies as “independent” unless our Board of Directors affirmatively determines that the director has no material relationship with the company. In order to make this determination, the Board considers all relevant facts and circumstances surrounding the director’s relationship with the company and its management. The Board of Directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.
      Last year the Board adopted Standards for Determining Director Independence (“Standards”) to aid it in determining whether a director is independent. These Standards are in compliance with the director independence requirements of the NYSE Listing Standards and incorporate independence standards contained in the Securities Exchange Act of 1934, as amended, and the Internal Revenue Code. A copy of the Standards is attached as Appendix A to this proxy statement.
      After considering all relevant facts and circumstances, including each director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board has affirmatively determined that each director and each director nominee is “independent” as such term is defined under our Standards, with the exception of Alan Rosskamm, who serves as the company’s Chairman and Chief Executive Officer, and Ira Gumberg, who is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, which manages numerous shopping centers, ten of which contain stores of our company. Mr. Gumberg and his family are the sole investors in two partnerships owning shopping centers which contain our stores. That investment may result in more than $100,000 being paid to him or members of his family. J.J. Gumberg Co. operates more than 30 shopping centers, many of which include large national retailers as tenants.
Communications with the Board
      Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the lead director, Board of Directors of Jo-Ann Stores, Inc., 5555 Darrow Road, Hudson, OH 44236. The Corporate Secretary will act as agent to the non-management directors in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are forwarded to the lead director. Communications that relate to matters that are within the responsibility of one of the Board Committees are forwarded to the Chairperson of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are sent to the appropriate company executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.
Code of Business Conduct and Ethics
      In accordance with applicable NYSE Listing Standards and Securities and Exchange Commission (“SEC”) Regulations, the Board has adopted the Jo-Ann Stores, Inc. Code of Business Conduct and Ethics (including the Code of Ethics for the CEO and Financial Officers), which is available on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com and in printed form upon request to the company’s Secretary.

Committees of the Board
      The Board has established three Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Corporate Governance Committee. The Board has adopted written charters for each of these Committees, which are available on the “Corporate Governance” page of the Investor Relations section of the company’s website at www.joann.com. The Chair of each Committee works with the company to develop the agenda for that Committee and determine the frequency and length of Committee meetings. All directors are invited to attend meetings of Committees of the Board of which he or she is not a member.
      The Audit Committee, which met eight times during the fiscal year-ended January 29, 2005, is responsible for recommending to the Board of Directors the appointment of the independent registered public accountants for the fiscal year, reviewing with the auditors the results of the audit engagement and the scope and thoroughness of the auditors’ examination, reviewing the independence of the independent registered public accountants, reviewing our company’s SEC filings, reviewing the effectiveness of our company’s systems of internal accounting controls and approving all auditing and non-auditing services performed by the company’s independent registered public accountants or other auditing or accounting firms. The Board of Directors has adopted a written charter for the Audit Committee. The Board has determined that all members of the Audit Committee meet the independence requirements as provided in our Standards, which comply with the listing standards of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The formal report of the Audit Committee with respect to the fiscal-year ended January 29, 2005 begins on page 22 of this proxy statement. This committee currently consists of Scott Cowen (Chairman), Frank Newman, Gregg Searle and Tracey Thomas-Travis.
      The Board has determined that all members of the Audit Committee are financially literate as required by the NYSE and that at least one of the committee members, Dr. Cowen, is an “audit committee financial expert” within the meaning of the regulations of the SEC.
      The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of our Standards, which comply with the listing standards of the NYSE. In addition, each member qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” under Section 162(m) of the Internal Revenue Code.
      The Compensation Committee met four times during the fiscal year-ended January 29, 2005. The Committee’s responsibilities are set forth in the Compensation Committee Charter and include setting the compensation for executive officers of our company, making recommendations to the Board of Directors with respect to the adoption and amendment of incentive compensation plans and administering those plans approved by the Board of Directors. The formal report of the Compensation Committee on executive compensation begins on page 18 of this proxy statement. This Committee currently consists of Frank Newman (Chairman), Scott Cowen, Patricia Morrison and Beryl Raff.
      The Corporate Governance Committee consists entirely of non-management directors all of whom the Board has determined to be independent within the meaning of our Standards, which comply with the listing standards of the NYSE.
      The Corporate Governance Committee met four times during the fiscal year-ended January 29, 2005. The Committee’s responsibilities are set forth in the Corporate Governance Committee Charter and include advising and making recommendations to the Board of Directors on issues of corporate governance, including matters relating to our code of conduct, authority and approval levels, and insider trading and media and analyst communication policies, among others. The Corporate Governance Committee has the authority to interview and recommend to the Board of Directors, for nomination on behalf of the Board, suitable persons for election as directors when a vacancy exists on the Board. The Corporate Governance Committee and the Board of Directors will also consider individuals properly recommended by shareholders of our company.

Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the Committee and the entire Board for their consideration. The recommendations must be accompanied by the consent of the individual nominated to be elected and to serve. This Committee currently consists of Gregg Searle (Chairman), Patricia Morrison, Beryl Raff and Tracey Thomas-Travis.
ELECTION OF DIRECTORS
Process for Nominating Directors
      The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. In evaluating the suitability of individuals for Board membership, the Committee applies the following Board Competencies:
Board Competencies
      The Committee has established minimum qualification standards for nominees and has also identified certain desirable qualities and skills. A copy of the Board Competencies is attached to this proxy statement as Appendix B. The Committee will apply the minimum criteria and will take into account desirable qualities and skills and all other factors that would help in the evaluation of a candidate’s suitability for Board membership.
Selection Process for New Board Candidates
      Internal Process for Identifying Candidates. The Corporate Governance Committee has two primary methods for identifying candidates (other than those proposed by the company’s shareholders, as discussed below). First, the Corporate Governance Committee solicits ideas for possible candidates from a number of sources — members of the Board; senior level company executives; individuals personally known to the members of the Board; and research, including database and other searches. Second, the Committee may from time to time use its authority under its charter to retain at the company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the Corporate Governance Committee retains one or more search firms, they may be asked to identify possible candidates who meet the minimum and desired qualifications, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the Board, the Corporate Governance Committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the Corporate Governance Committee.
      General Nomination Right of All Shareholders. Any shareholder of the company may nominate one or more persons for election as a director of the company at an annual meeting of shareholders if the shareholder complies with the provisions contained in the company’s Amended and Restated Code of Regulations. The company has an advance notice provision. In order for the director nomination to be timely, a shareholder’s notice to the company’s secretary must be delivered to the company’s principal executive offices not later than the close of business on the ninetieth calendar day, and not earlier than the opening of business on the one hundred twentieth calendar day, prior to the meeting; except that, if the first public announcement of the date of the meeting is not made at least one hundred days prior to the date of the meeting, notice by the shareholder will be timely if it is delivered or received not later than the close of business on the tenth calendar day after the first public announcement of the date of the meeting and not earlier than the opening of business on the one hundred twentieth calendar day prior to the meeting. A shareholder’s notice must set forth, as to each candidate, all of the information about the candidate required to be disclosed in a proxy statement complying with the rules of the Securities and Exchange Commission used in connection with the solicitation of proxies for the election of the candidate as a director.

Evaluation of Candidates
      The Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. A director whose term of office is concluding and is being considered as a candidate for continued Board membership shall, in addition to meeting the above criteria, be evaluated by each of the members of the Board on his or her performance as a Board and committee member.
      If, based on the Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Corporate Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Corporate Governance Committee members, the Chairman/ Chief Executive Officer and the Executive Vice President-Human Resources. Later reviews will be conducted by other members of the Corporate Governance Committee and senior management. Ultimately, background and reference checks will be conducted and the Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.
Timing of the Identification and Evaluation Process
      The company’s fiscal year ends each year on the Saturday closest to January 31. The Corporate Governance Committee usually meets in November and March to consider, among other things, candidates to be recommended to the Board for inclusion in the company’s recommended slate of director nominees for the next annual meeting and the company’s proxy statement. The Board usually meets each March to (i) vote on, among other things, the slate of director nominees to be submitted to and recommended for election by shareholders at the annual meeting, which is typically held in June of that year, and (ii) to consider and recommend to the Board for its approval, at the Board meeting following the annual meeting, the composition of Board committees.
Nominees and Continuing Directors
      Each of the nominees for director was an incumbent director whose term of office was concluding and was considered as a candidate for continued Board membership. Nominees were evaluated by each of the members of the Board on his or her performance as a Board and committee member, specifically considering their attendance, preparation, leadership, ethics, engagement, qualities and skills. The Corporate Governance Committee reviewed the nominees’ performance evaluations. The Corporate Governance Committee determined that each candidate met the established Board Competencies and, based on the evaluations, recommended each nominee for continued membership on the Board.

      The following table sets forth certain information regarding the nominees for election as members of the Board of Directors and directors whose terms of office will continue after the Annual Meeting. This information is based upon information furnished to the company by such persons as of April 15, 2005.

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Nominees for the Term to Expire in 2008
Frank Newman(2)(3)	Chairman of Medical Nutrition USA, Inc., a nutrition-medicine company, since July 2003 and its Chief Executive Officer since March 2003 and a director since November 2002. Mr. Newman was a private investor and advisor to health care and pharmaceutical companies from January 2001 to March 2003. From April 2000 until January 2001, Mr. Newman was President, Chief Executive Officer and a director of more.com, an on-line health, beauty and wellness retailer. Mr. Newman was Chairman of the Board from February 1997 to March 2000, President and Chief Executive Officer from February 1996 to March 2000 and President from July 1993 to March 2000 of Eckerd Corporation, a pharmacy retailer. He is also a Director of Jabil Circuit, Inc., MTS Medication Technologies, Inc. and Medical Nutrition USA, Inc.; age 56.	1991
Beryl Raff(1)(3)	Senior Vice President-General Merchandising Manager for the Retail Jewelry Division of J.C. Penney Company, Inc., a department store retailer, since May 2001. Previously, she spent six years with Zale Corporation, a specialty retailer of fine jewelry, advancing to Chairman and Chief Executive Officer and spent 19 years with R.H. Macy & Company, a department store retailer, advancing to Senior Vice President/General Merchandising Manager; Ms. Raff is on the Board of Directors of the Jewelers Vigilance Committee, the jewelry industry’s ethics and integrity standards organization; age 54.	2001
Tracey Thomas-Travis (1)(2)	Senior Vice President and Chief Financial Officer for Polo Ralph Lauren Corporation since January 2005. From April 2002 to August 2004 she was Senior Vice President, Finance for Limited Brands, Inc., an apparel and personal care products retailer. From April 2001 to April 2002 she was Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a women’s intimate apparel and personal care products retailer, and was Chief Financial Officer of the Beverage Can Americas group of American National Can, a manufacturer of metal beverage cans, from 1999 to 2001; age 42.	2003
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES

	Principal Occupation Past Five Years,	Director
Name	Other Directorships and Age	Since

	Directors Whose Term Expires in 2006
Alan Rosskamm	Chairman of the Board, President and Chief Executive Officer of our company for more than five years. He is a member of one of the two founding families of our company and has been employed by us since 1978. Mr. Rosskamm serves on the Board of Directors and is the immediate past president of the Hobby Industry Association; Mr. Rosskamm is also a director of Charming Shoppes, Inc., a women’s apparel retailer; age 55.	1985
Scott Cowen(2)(3)	President of Tulane University and the Seymour S Goodman Professor of Management since July 1998. Previously, he was Dean of the Weatherhead School of Management and A.J. Weatherhead III Professor of Management, Case Western Reserve University, for more than five years. Dr. Cowen is also a Director of American Greetings Corporation, Forest City Enterprises, Inc. and Newell Rubbermaid Inc. Dr. Cowen is a former member of the Leadership Council of the American Council of Education and the Business-Higher Education Forum and a member of the Audit Committee Leadership Network in North America, a select group of audit committee chairs from America’s leading companies. Dr. Cowen is the co-author of four books and has published more than 90 articles in academic and professional journals focused on issues dealing with corporate governance, strategic planning and the development of management systems; age 58.	1987
Gregg Searle(1)(2)	President and Chief Executive Officer of Ross Environmental Services, Inc., a professional environmental services and hazardous waste management company, since July 2004. Previously, he was President and Chief Executive Officer of Compel Holdings Inc., a network infrastructure services company, from November 2001 to June 2004 and President and Chief Executive Officer of StoneGate Holdings, Ltd., a private investment company, since October 1999; age 56.	1996
	Directors Whose Term Expires in 2007
Ira Gumberg	President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company, for more than five years. J.J. Gumberg Co. is among the top 25 owner/developers in the country, and has a portfolio of more than 30 shopping centers, consisting of over 12 million square feet of space in multiple states. Mr. Gumberg is a member of the board of directors of Mellon Financial Corporation, and a board member of The Pittsburgh Cultural Trust and the Allegheny Conference on Community Development. Mr. Gumberg currently serves as trustee and vice chair of the Finance Committee for Carnegie Mellon University and as a member of the board of visitors for the University of Pittsburgh, Joseph M. Katz Graduate School of Business; age 51.	1992
Patricia Morrison(1)(3)	Executive Vice President and Chief Information Officer for Office Depot, Inc., a supplier of office products and services, from January 2002 to April 2005. From June 2000 to January 2002, she was Chief Information Officer for The Quaker Oats Company, a manufacturer and marketer of food and beverage products. From April 1997 to June 2000, she was Chief Information Officer for GE Industrial Systems, a division of the General Electric Company, a diversified industrial corporation; age 45.	2003

(1)	Member of the Corporate Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.
COMPENSATION OF DIRECTORS
      Our company’s compensation program for each non-employee director consists of cash compensation, deferred stock and grants of stock options and restricted stock, as noted below:

Cash
• Retainer	$7,500 per quarter
• Committee chair retainer	$1,875 per quarter
• Meeting fees	$2,000 per day
• Telephonic meeting fees	$1,000 per day

Deferred stock	Voluntary Election Option

Stock options	8,600 per year

Restricted stock
• Upon election	5,750 shares
• Subsequent 10 year anniversaries	5,750 shares
      Cash compensation. Each non-employee director is compensated at a rate of $7,500 per quarter and $2,000 for each day of Board and committee meetings attended. Additionally, committee chairpersons receive an additional $1,875 per quarter per committee chaired.
      Deferred stock. In September 1999, the Board of Directors approved the adoption of a deferred stock feature for non-employee directors that allows non-employee directors to elect to convert the retainer and meeting fee portion of their cash compensation into deferred stock units. Under this feature, non-employee directors can make an irrevocable election at the Board meeting held at the time of our company’s Annual Meeting of Shareholders to convert a percentage (0% to 100% in 25% increments) of their cash compensation to deferred stock units for the next 12 month period. The conversion of cash compensation to deferred stock units is based on the closing market price of our company’s common shares on the date the cash compensation would have been payable if it were paid in cash. These deferred stock units are credited to an account of each non-employee director, although no stock is issued until the earlier of an elected distribution date as selected by the non-employee director or retirement.
      Stock options. Non-employee directors are granted stock option awards under the 1998 Incentive Compensation Plan. We grant stock options for 8,600 common shares to each non-employee director upon completion of each year of service as a director. A year of service ends on the date of the Annual Meeting of Shareholders. Generally, stock option awards are fully exercisable after four years following the date of grant and expire in seven to ten years. In the event of the retirement of a director after more than ten years of continuous service, the Compensation Committee may accelerate the date on which any stock option (outstanding for a period of more than twelve months) becomes exercisable. Upon termination of a director from the Board for any reason, he or she would continue to have the right to exercise the vested portion of an outstanding stock option during the three-month period immediately following the date of termination of such service.
      A total of 1,087,997 common shares are currently available for stock awards under the 1998 Incentive Compensation Plan. The 1998 Incentive Compensation Plan is the same plan used to grant stock options and restricted stock awards to executive officers and other key employees of the company.
      Restricted stock. Non-employee directors are granted restricted stock awards as permitted under the 1998 Incentive Compensation Plan. This feature of the 1998 Incentive Compensation Plan was adopted by the

Board of Directors in September 1999 and provided for a one-time grant of 5,750 common shares to each then current non-employee director. Additionally, each new non-employee director will be eligible for a one-time grant of 5,750 common shares upon joining the Board of Directors. Each non- employee director will then be eligible for an additional grant of 5,750 common shares every ten years following their initial grant, provided the director continuously serves as a director for the entire ten-year period. Restricted stock represents awards granted without payment to the company but which are subject to restrictions on their transfer or sale. The restrictions on non-employee director restricted stock lapse with respect to fifty percent of the award three years from the date of the grant and with respect to the remaining fifty percent six years from the date of the grant, provided the non-employee director still serves in such capacity at the time of each lapse.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Ira Gumberg, a director of our company, is President and Chief Executive Officer of J.J. Gumberg Co., a real estate development and investment company. J.J. Gumberg manages numerous shopping centers, ten of which contain stores of our company. The owners of the various shopping centers managed by J.J. Gumberg Co. are separate legal entities (individually referred to as a “shopping center entity”) in which Mr. Gumberg or his immediate family may have some investment interest. Four of the leases were entered into after Mr. Gumberg became a director of our company and are on terms we believe are no less favorable to our company than could have been obtained from an unrelated party. The aggregate rent and related occupancy charges paid by the company during fiscal 2005, 2004 and 2003 to the shopping center entities for various stores under lease amounted to $2.1 million, $1.6 million and $1.4 million respectively. In fiscal 2005, the payments of $2.1 million to J.J. Gumberg, as agent, did not exceed 2% of such company’s gross revenue, nor did any single shopping center entity receive any payments from us in excess of $1 million dollars. Two of the shopping center entities leasing to the company are partnerships solely owned by Mr. Gumberg and members of his family.

EXECUTIVE COMPENSATION
      The following table sets forth information relating to the annual and long-term compensation for the three fiscal years ended January 29, 2005 for the chief executive officer and the four most highly paid executive officers of our company.
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards

				Other		Securities
				Annual	Restricted	Underlying	All Other
Name and	Fiscal			Compen-	Stock	Options/SARs	Compen-
Principal Position	Year	Salary(1)	Bonus(2)	sation(3)	Awards(4)	Common Shares	sation(5)

Alan Rosskamm(6)	2005	$669,118	$378,275	$32,802	$600,925	—	$10,940
Chairman of the Board,	2004	$647,115	—	$68,616	$517,140	90,000	$962,580	(7)
President and	2003	$584,423	$566,538	$32,067	—	—	$70,465
Chief Executive Officer
Dave Bolen	2005	$413,810	$160,885	$29,676	$282,295	—	$23,087
Executive Vice President,	2004	$398,269	—	$34,209	$139,230	24,000	$17,904
Merchandising and Marketing	2003	$372,115	$269,135	$17,842	—	—	$18,610
Brian Carney	2005	$367,699	$141,765	$36,094	$282,295	—	$17,099
Executive Vice President,	2004	$347,499	—	$39,804	$139,230	24,000	$12,713
Chief Financial Officer	2003	$344,596	$249,606	$18,404	—	—	$13,527
Rosalind Thompson	2005	$290,919	$111,952	$22,231	$198,445	—	$26,154
Executive Vice President,	2004	$280,197	—	$24,987	$139,230	24,000	$22,118
Human Resources	2003	$279,371	$201,347	$9,543	—	—	$23,084
Valerie Gentile Sachs(8)	2005	$270,880	$107,465	$15,600	$198,445	—	$20,506
Executive Vice President,	2004	$261,411	$100,000	$15,600	$39,780	10,000	$—
General Counsel & Secretary	2003	$20,000	—	$1,300	$114,600	50,000	$—

(1)	Includes amounts earned but deferred under Section 401(k) of the Internal Revenue Code.

(2)	Represents bonuses paid under the Management Incentive Plan (“MIP”) and other certain guaranteed bonuses. These amounts represent bonuses earned in the fiscal year indicated but paid in the subsequent fiscal year.

(3)	For fiscal year 2005, reimbursements, including tax gross-up payments, for tax planning services amounted to the following: Mr. Rosskamm — $9,083; Mr. Bolen — $2,271; Mr. Carney — $9,083; and Ms. Thompson — $3,361. For fiscal year 2005, reimbursements, including tax gross-up payments, for country club or athletic facility dues or fees amounted to the following: Mr. Rosskamm — $21,558; Mr. Bolen — $11,805; Mr. Carney — $11,411; and Ms. Thompson — $3,270. For fiscal year 2005, car allowances amounted to the following — Mr. Bolen — $15,600; Mr. Carney — $15,600; Ms. Thompson — $15,600; and Ms. Sachs — $15,600. And for Mr. Rosskamm, car usage payments amounted to $2,161.

(4)	Restricted stock awards granted under the company’s 1998 Incentive Compensation Plan are valued on the date of grant. For fiscal year 2005, each of these executives received the following grants on March 5, 2004: Mr. Rosskamm — 21,500 shares; Mr. Bolen — 10,100 shares; Mr. Carney — 10,100 shares; Ms. Thompson — 7,100 shares; and Ms. Sachs — 7,100 shares. Each of these executives held the following restricted shares in the aggregate valued as of the end of fiscal 2005: Mr. Rosskamm — 51,400 shares valued at $1,369,810; Mr. Bolen — 18,150 shares valued at $483,698; Mr. Carney — 18,150 shares valued at $483,698; Ms. Thompson — 15,150 shares valued at $403,748; and Ms. Sachs — 15,150 shares valued at $403,748.

(5)	Reflects matching contributions we have made under our Jo-Ann Stores, Deferred Compensation Plan, matching contributions we have made under our Jo-Ann Stores, Inc. 401(k) Savings Plan, compensation earned for insurance premiums paid on behalf of the named executive officers for insurance policies for which family members of the named executive officers are the beneficiaries, and amounts we have expensed for potential benefits earned under our Supplemental Retirement Benefit Plan. For fiscal year

2005, matching contributions made under our Jo-Ann Stores, Deferred Compensation Plan, Mr. Rosskamm — $7,447; Mr. Bolen — $4,605; Mr. Carney — $3,796; Ms. Thompson — $3,235; and Ms. Sachs — $3,411. For fiscal year 2005, matching contributions made under our Jo-Ann Stores, Inc. 401(k) Savings Plan to executive officers amounted to the following: Mr. Rosskamm — $1,544; Mr. Bolen — $1,544; Mr. Carney — $1,544; and Ms. Thompson — $1,544. For fiscal year 2005, compensation earned for insurance premiums paid or imputed income on insurance premiums paid on behalf of the named executive officers amounted to the following: Mr. Rosskamm — $1,949; Mr. Bolen — $612; Mr. Carney — $270; Ms. Thompson — $696; and Ms. Sachs — $369. Our Supplemental Retirement Benefit Plan provides benefits, subject to forfeiture, to such employees upon normal retirement, early retirement, death or total disability. Under this plan, we expensed the following amounts for fiscal 2005 as follows: Mr. Bolen — $16,326; Mr. Carney — $11,489; Ms. Thompson — $20,679; and Ms. Sachs — $16,726.

(6)	Mr. Rosskamm’s other annual compensation in fiscal 2004 includes a $36,093 tax gross-up payment to cover the taxes associated with an insurance premium for the split-dollar life insurance arrangement described in note (7) below.

(7)	The company previously had a split-dollar life insurance arrangement with a trust established by Mr. Rosskamm and his wife, Barbara Rosskamm, for the benefit of their children. Our company and the trust shared in the premium costs of whole life insurance policies that would have paid death benefits of not less than $10 million upon the death of Mr. Rosskamm and his wife (whichever occurred later). The split-dollar insurance arrangement was structured such that upon the payment of benefits or cancellation, all premium payments would be returned to our company. The present value of the split-dollar insurance arrangement included herein for fiscal year 2004 is $13,999. As a result of the early termination of the split-dollar insurance agreements with Mr. Rosskamm, the Compensation Committee approved the payment of $945,759 in additional compensation to him over a term of 13 months and payable in three equal installments of $315,253 in January 2004, February 2004 and February 2005 as full compensation for his economic loss. The formal report of the Compensation Committee on executive compensation begins on page 18 of this proxy statement.

(8)	Ms. Sachs assumed the position of Executive Vice President, General Counsel and Secretary effective January 6, 2003. Upon her hire, Ms. Sachs was granted restricted stock holdings of 5,750 common shares and was guaranteed a $100,000 MIP bonus 50% payable March 2003, 50% payable March 2004.

Option Grants in Fiscal Year 2005
      No stock options were granted during the last fiscal year for the chief executive officer and the other four most highly paid executive officers of our company.
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides information relating to aggregate option exercises during the last fiscal year and fiscal year-end option values for the chief executive officer and the other named executive officers of our company.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Common Shares		at January 29, 2005		at January 29, 2005
	Acquired On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Alan Rosskamm	17,250	$310,960	512,500	67,500	$8,027,565	$664,875
Dave Bolen	—	—	339,500	18,000	$5,107,302	$177,300
Brian Carney	80,750	$1,704,383	125,000	18,000	$2,362,500	$177,300
Rosalind Thompson	60,000	$854,976	92,500	18,000	$2,015,750	$177,300
Valerie Gentile Sachs	—	—	27,500	32,500	$212,875	$262,125

Long-Term Incentive Plan Awards in Fiscal Year 2005
      The company has shifted its equity compensation focus from grants of stock options to grants of restricted stock. Each grant of restricted stock was comprised of a “base” grant for retention purposes coupled with an opportunity to earn up to three times the number of shares comprising the base grant depending on the achievement of established earnings performance goals of the company over a three-year period. The following table sets forth the base restricted stock granted during the last fiscal year to, and the potential additional shares that could be earned over the following three fiscal years by, the chief executive officer and the other four most highly paid executive officers of our company.

			Additional Restricted Stock,
			Payable Subject to the
			Company’s Achievement of the
			Following Compound Annual
		Performance	Growth Rates(1)(2)
		and Restriction
Name	Base Grant (#)	Lapse Period(1)	8%	12%	16%

Alan Rosskamm	21,500	03/07 – 03/08	21,500	43,000	64,500
Dave Bolen	10,100	03/07 – 03/08	10,100	20,200	30,300
Brian Carney	10,100	03/07 – 03/08	10,100	20,200	30,300
Rosalind Thompson	7,100	03/07 – 03/08	7,100	14,200	21,300
Valerie Gentile Sachs	7,100	03/07 – 03/08	7,100	14,200	21,300

(1)	Each executive officer may earn up to three times his or her base grant of restricted stock by the company achieving compound annual growth on net income (as adjusted for certain items approved by the Compensation Committee) (“CAGR”), measured at the end of the third fiscal year following the grant. At the end of the third fiscal year, the company’s actual CAGR will establish the number of additional shares of restricted stock, if any, earned by each such executive and the additional shares of restricted stock will be issued to him or her. If an 8% CAGR is not achieved, no additional shares will have been earned. The restrictions on the restricted stock (base amount and any additional shares earned by the executive) lapse 50% at the end of the third fiscal year and 50% at the end of the fourth fiscal year following the date of the award of the base grant. Executives forfeit their right to restricted stock if they leave the company before the date the restrictions lapse.

(2)	The CAGR levels were established by the Compensation Committee. If an 8% CAGR is not met, no additional shares of restricted stock will have been earned. For performance falling between the performance levels, the company will extrapolate the number of additional shares of restricted stock earned by an executive.
Executive Employment Agreements
      Our company has agreements with Alan Rosskamm, Chief Executive Officer, and five other executive officers, including the named executive officers, that are designed to retain the executive officers and provide for continuity of management in the event of any actual or threatened change in the control of our company. Each agreement will become operative only if the executive’s employment is terminated by the company “without cause” or by the executive for “good reason” (in each case, as defined in the agreement). If an agreement becomes operative, the executive will be entitled to certain severance payments and continuing health and life insurance coverage. The amount of these payments and the length of time that insurance coverage will be continued vary depending upon whether the termination occurs before or after a “Change in Control” of our company (as defined in the agreement). The payments and continuing coverage that may be provided under these agreements for Mr. Rosskamm and the other executive officers are explained below.
      If Mr. Rosskamm becomes entitled to benefits under the agreement before a Change in Control, he will be entitled to receive continued payments of base salary and continued health and life insurance coverage through the third anniversary of the termination date. If Mr. Rosskamm becomes entitled to benefits under the agreement after a Change in Control, he will be entitled to prompt payment of (a) a lump sum equal to three times the sum of his base salary plus bonus, (b) any unpaid bonus for any prior year, and (c) a pro rata bonus for that part of the current year that ends on the termination date. In addition, health and life insurance coverage will be continued through the third anniversary of the termination date. Whether the termination is before or after a Change in Control, continuing health and certain life insurance coverage would stop if Mr. Rosskamm becomes eligible for similar benefits with another employer.
      The agreements for the other executive officers provide for similar benefits except that (a) if the termination is before a Change in Control, salary and health and life insurance coverage would continue for one and one-half years, rather than three years, after the termination date and (b) if the termination is after a Change in Control, the lump sum payment would be two times, rather than three times, salary and bonus and health and life insurance coverage would be continued through the second, rather than the third, anniversary of the termination date. In addition, the other executive officers would be entitled to a lump sum payment in lieu of any retirement benefits provided under the company’s Supplemental Retirement Benefit Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The members of the Compensation Committee of the Board of Directors are Frank Newman (Chairman), Scott Cowen, Patricia Morrison and Beryl Raff. The Compensation Committee is responsible for reviewing and approving executive management compensation and for administering the incentive and equity participation plans that make up the variable compensation paid to the chief executive officer and other executive officers and operating officers. During fiscal 2005, each member of the Compensation Committee qualified as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director”, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual.
What is the company’s philosophy on executive compensation?
      The Compensation Committee’s strategy is to design a compensation program that will enable the company to attract, retain and motivate key executives and to establish and maintain a performance and achievement-oriented environment. The Compensation Committee and the Board believe that the executive management compensation program should support the goals of the company. Accordingly, the compensation program:

•	Establishes compensation performance objectives that are aligned with corporate goals;

•	Provides a high degree of correlation between compensation and performance; and

•	Creates long-term incentives directly linked to shareholder returns
How are the chief executive officer and other executive officers compensated?
      The company’s compensation program for executive management consists of three elements:

•	A base salary;

•	A performance-based annual bonus; and

•	Periodic grants of restricted stock and stock option awards
      Base Salary. Base salaries are generally set at the average of the salaries of comparable officers at companies that are considered to be peers of our company. In determining peer companies, the Compensation Committee obtained input from a nationally recognized employment consulting firm that has significant experience in the retail industry. The companies comprising the peer group were selected from the specialty retail industry (including fabric and craft companies) based on similar operational characteristics, such as revenue and complexity. Salary information about peer companies was developed by direct reference to published public information about such companies and from proprietary reports available from the employment consulting firm.
      In general, base salary and other components of compensation are determined by job responsibility, with the Chief Executive Officer and the Executive Vice Presidents occupying the top tier. During fiscal year 2005, the average salary increase for all executive officers was 3.4 percent, comprised of a 2.5 percent increase for the Chief Executive Officer and an average increase of 3.8 percent for the Executive Vice Presidents.
      Annual Bonus. The company awards bonuses to executive officers, operating officers and certain other management employees through a Management Incentive Plan (“MIP”). Bonuses are based on a percentage of each person’s base salary. The Compensation Committee sets the objective performance measures and overall bonus opportunity under the MIP for each executive officer of the company, including the Chief Executive Officer. During fiscal 2005, the objective performance measures were based on company pre-tax earnings (excluding certain charges) established as a range (minimum, target and maximum) and the overall bonus opportunity for each executive officer was established in direct reference to comparable positions and compensation at peer companies. The earnings target established by the Compensation Committee was set at a level that exceeded the company’s earnings from the prior fiscal year. Bonuses are not payable under the MIP if the minimum earnings level set by the Compensation Committee is not achieved.

      Under the MIP, each executive officer’s bonus opportunity was based 50% on the company’s achievement of targeted earnings performance and 50% on the achievement of personal performance goals. Personal performance goals are established for each executive officer in order to align his or her activities with the strategic goals of the company. Individual performance goals typically range in value from 5% to 25% of the executive’s total bonus opportunity. The bonus opportunity for the Chief Executive Officer, Mr. Rosskamm, was from 0% to 100% of his base salary. The bonus opportunity for Executive Vice Presidents of the company was from 0% to 75% of their base salaries. In both cases, executive officers would not receive a bonus if the company failed to achieve minimum “threshold” earnings performance, and would only receive the maximum bonus if the company substantially exceeded the targeted earnings performance. The Compensation Committee established the targeted earnings performance under the MIP and established Mr. Rosskamm’s individual performance goals. All individual performance goals for the Executive Vice Presidents were established with and approved by Mr. Rosskamm. The total bonus award for each executive officer, including Mr. Rosskamm, was determined according to the level of achievement of both the targeted earnings performance of the company and individual performance of the executive.
      Long-Term Incentive Compensation. The company uses equity-based incentives to retain and reward key employees of the company. During fiscal 2005, the company primarily used restricted stock awards as long-term incentives. Restricted stock awards and stock options are available for grant to executive officers and other key employees under the 1998 Incentive Compensation Plan (“ICP”). The Compensation Committee administers the ICP, selects the recipients and determines the level of grants.
      The Compensation Committee believes that equity-based incentives ensure that the company’s executive officers and other key employees have a continuing stake in the long-term success of the Company and that the best interests of the shareholders and management will be closely aligned. In fiscal 2005, the company has revised its equity compensation focus from grants of stock options to grants of restricted stock. In fiscal 2005, each grant of restricted stock was comprised of a base grant of shares for retention purposes and provided the recipient the opportunity to earn additional restricted shares based on meeting earnings performance goals of the company over a three-year period.
      Stock options are still available for grant under the ICP but are not currently being granted on an annual basis; stock options are being granted as necessary to attract key employees to join the company or in certain cases upon promotion. All options granted by the company have been granted as non-qualified stock options with an exercise price equal to the closing price of our common shares on the date of grant and, accordingly, will have value only if the market price of our common shares increases after that date.
      In determining the size of restricted stock awards or stock option grants to key employees, the Compensation Committee bases its recommendations on such considerations as the value of equity awards made to comparable positions in peer group companies, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix. Equity-based incentives are generally established at or above the median of similar long-term incentives of comparable officers at companies considered to be peers of the company.
      Restricted stock grants made during fiscal year 2005 to the Chief Executive Officer represented 9.9% percent of all restricted stock granted during the year. Grants of restricted stock to the Chief Executive Officer and all other executive officers of the company during fiscal year 2005 represented 30.3% of all restricted stock granted during the year. No stock options were granted to the executive officers in fiscal 2005, other than 50,000 options to David Holmberg, Executive Vice President, Operations, which had been agreed to as part of his employment consideration at the time he joined the company.
      All restrictions on restricted stock awards granted to executive officers during the last three fiscal years lapse three to five years from the date of the award. Recipients forfeit their right to the restricted shares if they leave the company before the date of lapse. Because of this restriction, the Compensation Committee believes that these awards are a significant factor in the retention of key management personnel and induce a long-term view among executive officers. Generally, stock option awards are fully exercisable after four years following the date of grant and expire in seven to ten years.

Do the executive officers receive any other compensation in the form of perquisites?
      The executive officers of the company receive perquisites comprising an automobile allowance, reimbursement for certain financial planning expenses and reimbursement for certain club or athletic facility dues or fees.
How was the Chairman of the Board and Chief Executive Officer compensated for fiscal year 2005?
      During fiscal year 2005, Mr. Rosskamm’s base salary was increased approximately 2.5% from $654,687 to $671,000. Mr. Rosskamm also earned an incentive bonus of $378,275 (57% of his base salary) based on the company’s actual earnings performance and Mr. Rosskamm’s achievement of his personal performance goals established by the Compensation Committee.
      Mr. Rosskamm’s bonus opportunity ranged from 0% to 100% of his base salary, with the bonus for achieving the targeted earnings performance set at 75% of his base salary. Mr. Rosskamm would have earned a bonus of $501,838 (75% of his base salary) if the Company had achieved earnings at the “target” performance level established by the Compensation Committee. The Company’s actual earnings were 21% below that “target.” Accordingly, Mr. Rosskamm’s bonus opportunity was reduced by 21%. One-half of Mr. Rosskamm’s bonus opportunity was further subject to his achievement of personal performance goals. Following a performance review with Mr. Rosskamm, the Compensation Committee further reduced his bonus to reflect that he did not fully achieve all his personal goals.
      Mr. Rosskamm also received a long-term incentive compensation grant of 21,500 shares of restricted stock, valued at $600,925 at the time of grant. Mr. Rosskamm has the opportunity to earn up to an additional three times his base grant of restricted stock if the company’s compound annual growth in net income (“CAGR”) measured at the end of the third fiscal year meets the performance levels established by the Compensation Committee. Mr. Rosskamm can earn an additional 21,500 shares if CAGR is 8%, an additional 43,000 shares if CAGR is 12%, or an additional 64,500 shares if CAGR is 16%. At the end of the third fiscal year following the date of grant, the company’s actual CAGR will establish the number of additional shares of restricted stock, if any, earned by Mr. Rosskamm. If an 8% CAGR is not achieved, no additional shares will have been earned. The restrictions on the restricted stock (base grant and any additional shares earned by Mr. Rosskamm) lapse 50% at the end of the third fiscal year following the date of grant and 50% at the end of the fourth fiscal year following the date of grant. If Mr. Rosskamm leaves the company prior to the date the restrictions lapse, he forfeits his restricted stock.
      The Compensation Committee’s determination of Mr. Rosskamm’s compensation package is consistent with the overall compensation philosophy for other executive officers. Mr. Rosskamm’s compensation is weighted more heavily to longer-term, performance-based forms of compensation that provide a stronger link to the company’s strategic objectives. In setting his compensation, the Compensation Committee considered a number of factors. These include the company’s financial performance and financial condition, the progress that had been made in the continued transformation of the company to better serve its customers through a national rollout of superstores, the compensation of chief executive officers of companies in the crafting and sewing industry and other specialty retailers of like size and complexity, as well as Mr. Rosskamm’s knowledge of the retail business, and his continuing leadership and vision.
How has the company responded to the IRS limits on deductibility of compensation?
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or one of the four other most highly compensated executive officers, unless such compensation is performance-based. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Cash payments under the MIP, as well as stock options and the performance-based portions of the restricted stock awards made under the ICP are intended to qualify as performance-based compensation under Section 162(m).

      This report has been submitted by the Compensation Committee, consisting of the following members:

Compensation Committee

Frank Newman (Chairman)
Scott Cowen
Patricia Morrison
Beryl Raff

REPORT OF THE AUDIT COMMITTEE
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the company. During fiscal year 2005, the Audit Committee met eight times, and the Audit Committee chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Executive Officer, Chief Financial Officer, Vice President and Controller and the independent registered public accountants, prior to public release.
      In discharging its oversight responsibility of the audit process, the Audit Committee obtained, from the independent registered public accountants, a formal written statement describing all relationships between the auditors and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the auditors any relationships that may impact their objectivity and independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accountants the quality and effectiveness of the company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed, both with the independent and internal auditors, their audit plans, audit scope and identification of audit risks.
      The Audit Committee received updates on legal issues from the company’s legal counsel and followed established procedures as to the intake and investigation of complaints relating to accounting or auditing matters.
      The Audit Committee discussed and reviewed, with the independent registered public accountants, all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent registered public accountants’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
      Management has the responsibility for the preparation of the company’s financial statements, including the Company’s system of internal controls, and the independent registered public accountants have the responsibility for the examination of those statements and management’s attestation on internal controls. The Audit Committee reviewed and discussed with management and the independent registered public accountants the audited financial statements of the company, as of and for the fiscal year-ended January 29, 2005, as well as the report of management and the independent registered public accounting firm’s opinion thereon regarding the Company’s internal control over financial reporting. As part of this review, the Audit Committee discussed the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. In addition, the Committee reviewed and discussed with management each of the Company’s quarterly reports to the Securities and Exchange Commission.
      Based on the above-mentioned review and discussions with management and the independent registered public accountants, the Audit Committee recommended to the Board that the company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year-ended January 29, 2005, for filing with the Securities and Exchange Commission.

      The Audit Committee recommends the appointment of the independent registered public accountants to the full Board of Directors after it has had the opportunity to review the scope of work to be performed and the fees proposed.

Audit Committee

Scott Cowen (Chairman)
Frank Newman
Gregg Searle
Tracey Thomas-Travis

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
PERMITTED NON-AUDIT SERVICES
      The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the company. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually.
      The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.
      The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.
      All services performed by the independent registered public accounting firm in fiscal year 2005 were pre-approved by the Audit Committee.
PRINCIPAL ACCOUNTING FIRM FEES
      The following table sets forth the aggregate fees billed to the company for the fiscal years ending January 29, 2005, and January 31, 2004 by the company’s principal accountants, Ernst & Young LLP (in thousands):

	Fiscal Year

	2005	2004

Audit Fees(1)	$769	$455
Audit-Related Fees(2)(5)	80	40
Tax Fees(3)(5)	53	59
All Other Fees(4)	—	—

Total	$902	$554

(1)	Audit Fees include fees for professional services rendered by the principal accountant for the audit of the company’s annual financial statements, review of financial statements included in the company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit fees for the year-ended January 29, 2005 include fees related to the attestation of the company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. Audit fees for fiscal 2005 also include approximately $65,000 of fees that have not yet been paid or approved by the Audit Committee of the Board of Directors, as required by our pre-approval policy.

(2)	Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of the company’s financial statements. These fees include consultation on SEC registration statements and filings, services related to Section 404 compliance of the Sarbanes-Oxley Act and consultations on other financial accounting and reporting matters.

(3)	Tax Fees include fees billed for professional services relating to tax compliance, tax planning and consultations, reviews of tax returns and audit support.

(4)	All Other Fees are fees for other permissible work that do not meet the above category descriptions.

(5)	The Audit Committee has considered and concluded that the provision of these services is compatible with maintaining the principal accountant’s independence.

STOCK PERFORMANCE GRAPH
      The following graph compares the yearly changes in total shareholder return on our common shares with the total return of the S&P Composite — 500 Stock Index and the S&P Specialty Stores Index for the last five years. In each case, we assumed an initial investment of $100 on January 30, 1999. Each subsequent date on the chart represents the last day of the indicated fiscal year. No dividends were paid by us during such five-year period.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

	2000	2001	2002	2003	2004	2005

Jo-Ann Stores, Inc. Common Shares (1)	100	52	103	256	277	327

S&P 500 Index	100	99	83	63	83	86

S&P Specialty Stores Index	100	123	178	149	244	224

(1)	Prior to the share reclassification on November 5, 2003, the return is based on the Class B common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors, executive officers and holders of more than 10% of its common shares to file with the SEC initial reports of ownership and reports of subsequent changes in ownership. Such persons are required by the regulations of the SEC to furnish the company with copies of all Section 16(a) reports they file with the SEC. The SEC has established specific due dates for these reports and the company is required to disclose in this Proxy Statement any late filings or failures to file.
      Based solely on the company’s review of the copies of such forms (and amendments thereto) furnished to the company and written representations from certain reporting persons that no additional reports were required, the company believes that all the company’s directors, executive officers and holders of more than 10% of the common shares complied with all Section 16(a) filing requirements during fiscal year 2005.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      By the selection of the company’s Audit Committee, the accounting firm of Ernst & Young LLP (“E&Y”), independent registered public accounting firm, serves the company as its independent registered public accountants. A representative of E&Y will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. Additionally, this representative will be available to answer appropriate questions that you may have with respect to his firm’s examination of our financial statements and records for the fiscal year-ended January 29, 2005.
PROXY SOLICITATION COSTS
      The proxies being solicited by this proxy statement are being solicited by our company. We will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. Further solicitation, if required, may be made by mail, telephone and personal interview, by the directors, officers and regularly engaged employees of our company, without extra compensation. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to the beneficial owners of our common shares.
PRINCIPAL SHAREHOLDERS
      The following table sets forth, as of April 15, 2005 (except as otherwise noted), the amount of common shares beneficially owned by each person or group known to us to be beneficial owners of more than 5% of our common shares and the amount of common shares beneficially owned by (1) each of our directors and nominees for directors, (2) each of the executive officers named in the Summary Compensation Table not listed as a director and (3) all our executive officers and directors as a group. The information provided in connection with this table has been obtained from our records and a review of statements filed with the SEC. Unless otherwise indicated, each of the persons listed in the following table has sole voting and investment power with respect to the common shares set forth opposite his or her name. There were 23,083,922 common shares outstanding as of April 15, 2005. Common shares each have one vote per share.

	Number of	Percent of
	Common Shares	Class if 1%
Name of Beneficial Owner	Beneficially Owned	or More

5% Owners
First Pacific Advisors, Inc.(1)	2,270,469	9.84%
Betty Rosskamm(2)(3)(4)	1,342,093	5.81%
Directors
Alan Rosskamm(2)(5)	2,181,578	9.24%
Scott Cowen(6)	50,594	*
Ira Gumberg(7)	18,416	*
Patricia Morrison(8)	9,154	*
Frank Newman(9)	51,136	*
Beryl Raff(10)	16,740	*
Gregg Searle(11)	51,586	*
Tracey Thomas-Travis(12)	11,027	*
Executive Officers
Dave Bolen(2)(13)	483,577	2.06%
Brian Carney(2)(14)	178,559	*
Rosalind Thompson(2)(15)	109,089	*
Valerie Gentile Sachs(16)	51,917	*
All Executive Officers and Directors as a Group (13 persons)(2)(17)	3,230,689	13.25%

*	Less than 1%

(1)	The common shares listed are reported on Schedule 13G, dated February 9, 2005, filed with the SEC with respect to holdings as of December 31, 2004. The mailing address of First Pacific Advisors, Inc. is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(2)	The number of common shares beneficially owned by such persons under our Jo-Ann Stores, Inc. 401(k) Savings Plan is included as of March 31, 2005, the latest date for which statements are available.

(3)	Mrs. Rosskamm’s beneficial ownership includes 53,750 common shares held by The Rosskamm Family Partnership with regard to which she has shared voting and dispositive power, 778,328 common shares held by Rosskamm Family Partners, L.P. with regard to which she has shared voting and dispositive power, and 139,183 common shares held by Rosskamm Family Partners, L.P. II with regard to which she also has shared voting and dispositive power. The mailing address for Mrs. Rosskamm is 5555 Darrow Road, Hudson, OH 44236.

(4)	Mrs. Rosskamm, Mrs. Zimmerman, a member of one of the original founding families, and the company are parties to an agreement, dated October 30, 2003, relating to their Jo-Ann Stores common shares. Under this agreement, Mrs. Rosskamm and her lineal descendants and permitted holders (the “Rosskamms”) and Mrs. Zimmerman and her lineal descendants and permitted holders (the “Zimmermans”) may each sell up to 400,000 common shares in any calendar year and may not sell more than 200,000 of those shares in any 180-day period. If either the Rosskamms or Zimmermans plan to sell a number of their respective common shares in excess of the number permitted under the agreement, they must first offer to sell those shares to the other family party and to the company. Each of the Rosskamms and the Zimmermans are permitted to sell an unlimited number of shares to each other free of the company’s right of first refusal and, with the permission of the other family party to the agreement, to the company.

(5)	Mr. Rosskamm’s beneficial ownership includes 535,000 common shares subject to stock options that are exercisable within 60 days, 61,400 common shares held as restricted stock, and an aggregate of 126,759 common shares held by Mr. Rosskamm as custodian or trustee for the benefit of family members and charities. His beneficial ownership also includes 53,750 common shares held by The Rosskamm Family Partnership with regard to which he has shared voting and dispositive power, 778,328 common shares held by Rosskamm Family Partners, L.P. with regard to which he has shared voting and dispositive power, 139,183 common shares held by Rosskamm Family Partners, L.P. II with regard to which he has shared voting and dispositive power, 110,595 common shares held by Caneel Bay Partners, L.P. I with regard to which he has sole voting and dispositive power and 25,493 common shares held by Caneel Bay Partners, L.P. II with regard to which he has sole voting and dispositive power. The mailing address for Mr. Rosskamm is 5555 Darrow Road, Hudson, OH 44236.

(6)	Dr. Cowen’s beneficial ownership includes 35,506 common shares subject to stock options that are exercisable within 60 days, 4,393 common shares subject to a deferred compensation arrangement and 2,875 common shares held as restricted stock.

(7)	Mr. Gumberg’s beneficial ownership includes 8,713 common shares subject to stock options that are exercisable within 60 days, 6,828 common shares subject to a deferred compensation arrangement and 2,875 common shares held as restricted stock.

(8)	Ms. Morrison’s beneficial ownership includes 3,404 common shares subject to stock options that are exercisable within 60 days and 5,750 common shares held as restricted stock.

(9)	Mr. Newman’s beneficial ownership includes 40,106 common shares subject to stock options that are exercisable within 60 days, 5,280 common shares subject to a deferred compensation arrangement and 2,875 common shares held as restricted stock.

(10)	Ms. Raff’s beneficial ownership includes 13,650 common shares subject to stock options that are exercisable within 60 days and 2,875 common shares held as restricted stock.

(11)	Mr. Searle’s beneficial ownership includes 47,031 common shares subject to stock options that are exercisable within 60 days, 1,680 common shares subject to a deferred compensation arrangement and 2,875 common shares held as restricted stock.

(12)	Ms. Thomas-Travis’ beneficial ownership includes 3,941 common shares subject to stock options that are exercisable within 60 days, 1,336 common shares subject to a deferred compensation arrangement and 5,750 common shares held as restricted stock.

(13)	Mr. Bolen’s beneficial ownership includes 345,500 common shares subject to stock options that are exercisable within 60 days and 25,450 common shares held as restricted stock.

(14)	Mr. Carney’s beneficial ownership includes 131,000 common shares subject to stock options that are exercisable within 60 days and 25,450 common shares held as restricted stock.

(15)	Ms. Thompson’s beneficial ownership includes 84,300 common shares subject to stock options that are exercisable within 60 days and 20,850 common shares held as restricted stock.

(16)	Ms. Sachs’ beneficial ownership includes 30,000 common shares subject to stock options that are exercisable within 60 days and 20,850 common shares held as restricted stock.

(17)	Beneficial ownership for all executive officers and directors as a group includes 1,278,151 common shares subject to stock options granted under our stock option plans that are exercisable within 60 days, 19,517 common shares subject to a deferred compensation arrangement and 197,175 common shares held as restricted stock.
SHAREHOLDERS’ PROPOSALS
      The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2006 Annual Meeting of Shareholders is January 6, 2006. If notice of the proposal is not received by the company by that date, then the proposal will be deemed untimely and the company will have the right to exercise discretionary voting authority and vote proxies returned to the company with respect to such proposal.

      Additionally, a shareholder who wishes to present a proposal at the 2006 Annual Meeting of Shareholders must notify the company of such proposal by no earlier than February 9, 2006 and no later than March 11, 2006. For business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of the company’s Code of Regulations, not just the timeliness requirements described above.
WEBSITE
      The information on the company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the company makes with the Securities and Exchange Commission.
ANNUAL REPORT
      Our Annual Report for the fiscal year-ended January 29, 2005 is being mailed to holders of common shares with this Notice of Annual Meeting and proxy statement.

VALERIE GENTILE SACHS
Executive Vice President,
General Counsel & Secretary
By order of the Board of Directors
May 9, 2005

APPENDIX A
JO-ANN STORES, INC.
STANDARDS FOR DETERMINING INDEPENDENCE OF DIRECTORS
      No director qualifies as “independent” unless the Jo-Ann Stores, Inc. board of directors affirmatively determines that the director has no material relationship with the company. In order to make this determination, the board will consider all relevant facts and circumstances surrounding the director’s relationship with the company and its management. The board of directors recognizes that material relationships can include, without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and will consider these in its determinations.
      In order to assist it in making determinations of “independence,” the Board of Directors has established the following categorical standards:
      Employees and Former Employees. No employee or former employee of Jo-Ann Stores, Inc. or any of its subsidiaries (collectively the “Company”) may be an “independent” director until three years after the employment ended. No person whose immediate family member is or was an executive officer of the Company may be an “independent” director until three years after the employment has ended.
      Auditors and Former Auditors. No individual who is employed (as a partner or otherwise) by the Company’s independent registered public accounting firm (“Audit Firm”), or who has an immediate family member who is a partner of the Audit Firm or who is employed by the Audit Firm and who participates in such firm’s audit, assurance or tax compliance practice may be an “independent” director. No individual who was employed or whose immediate family member was employed (in each case as a partner or otherwise, but who is no longer employed) by the Audit Firm and, in each case, who personally worked on the Company’s audit may be an “independent” director until three years after the end of the auditing relationship.
      Interlocking Directorates. No individual who is or has been employed by, or whose immediate family member is or has been employed as an executive officer of, another company where any of the Company’s executive officers serve on that other company’s compensation committee may be an “independent” director of the Company until three years after the end of such service or the employment relationship.
      Compensation Recipient. No individual who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the listed company, other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may be an “independent” director until three years after he or she ceases to receive more than $100,000 per year in compensation. For Audit Committee member independence, the threshold is reduced from $100,000 to $0 and the three-year look back does not apply.
      Attorneys, Investment Bankers, Consultants. No individual who is or is affiliated with a professional services firm that is an attorney, investment banker, consultant or similar advisor to the Company may be an “independent” director.
      Significant Customer or Supplier. No individual who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, may be an “independent” director until three years after falling below such threshold.
      Significant Charitable Contribution Recipient. No individual who is employed as an executive officer of a not-for-profit entity that receives significant contributions from the Company may be an “independent” director. A not-for-profit entity will not be deemed to have received a significant contribution unless the Company’s annual contribution to such not-for-profit entity exceeds the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues, in any single fiscal year.

A-1

      Controlling Person. No director who, directly or indirectly, through one or more intermediaries, controls or is controlled by, or under common control with the Company can be “independent.”
Definitions:
      As used in these Standards, the term “affiliate” or “affiliated” means to control, be controlled by or under common control with, the person specified. The definition of the term “control” contained in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, will be used as guidance. When the term “affiliate” or “affiliated” is used in connection with auditors, attorneys, investment bankers, consultants, or similar advisors of the Corporation, the term includes a partner, principal, officer, director, member, or employee of such firm. An “executive officer” of Jo-Ann Stores, Inc. includes only those officers of Jo-Ann Stores, Inc. required at the time to file reports of transactions in Jo-Ann Stores, Inc. equity securities under Section 16(a) of the Securities Exchange Act of 1934, as amended. Immediate family members shall mean spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law, and anyone who shares the person’s home (other than domestic employees).

A-2

APPENDIX B
JO-ANN STORES, INC.
BOARD COMPETENCIES
     Minimum Criteria for Board Members

•	Each candidate shall be prepared to represent the long-term interests of all of the company’s shareholders and not just one particular constituency.

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	Each candidate must have an inquisitive and objective perspective, practical wisdom and mature judgment.

•	No candidate, or immediate family member (as defined in NYSE rules), or affiliate or associate (each as defined in Rule 405 under the Securities Act of 1933, as amended) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the company.

•	Each candidate shall be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board and the committees of which he or she is a member, and shall be responsible for management of other personal or professional commitments so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.
      Desirable Qualities and Skills. In addition, to the Minimum Criteria for Board members, the Corporate Governance Committee also considers it highly desirable that candidates possess the following qualities or skills:

•	Each candidate should contribute to the Board’s overall diversity — diversity being broadly construed to mean a variety of skills, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences.

•	Each candidate should contribute positively to the chemistry and culture among Board members.

•	Each candidate should possess professional and personal experiences and expertise relevant to the company’s purpose, mission and strategy.

B-1

JO-ANN STORES
5555 DARROW ROAD
HUDSON, OH 44236

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions anytime before 12:00 noon eastern daylight saving time, on June 8, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Jo-Ann Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions anytime before 12:00 noon eastern daylight saving time, on June 8, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jo-Ann Stores, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Mailed proxies must be received by 12:00 noon eastern daylight saving time, on June 8, 2005.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	JASTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JO-ANN STORES, INC.

1.	Elect the following three directors of the class whose three-year terms of office will expire in 2008: 01) Frank Newman 02) Beryl Raff 03) Tracy Thomas-Travis

For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote on one or two directors, mark “For All Except” and write the nominee’s number and name on the line below.

The Directors recommend that you vote FOR all Nominees in Item 1.

SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE DIRECTORS SET FORTH ABOVE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Directions to the
Hilton Garden Inn

From Akron (East Side) Downtown
     Take Route 8 North. Then turn Right on SR 82 into
     Twinsburg. Turn Left on Wilcox Drive.

From Akron (West Side) Copley-Barberton
     Take I-77 North to I-271 North. Exit at Route 8 (Macedonia).
     Turn Left on SR 8. Then turn Right on SR 82.
     Follow 82 into Twinsburg. Turn Left onto Wilcox Drive.

From Downtown Cleveland
     Take I-77 South to I-480 East. Exit
     Twinsburg SR 82. Turn Right onto
     SR 82 (Aurora Road). Turn Right
     on Wilcox Drive.

From Cleveland Hopkins Airport
     Take I-480 East. Exit at Twinsburg
     SR 82. Turn Right onto SR 82
     (Aurora Road). Turn Right on
     Wilcox Drive.

JO-ANN STORES, INC.
BOARD OF DIRECTORS PROXY
ANNUAL MEETING, JUNE 9, 2005

At the Annual Meeting of Shareholders of our Company to be held on June 9, 2005, and at any adjournment, Scott Cowen and Gregg Searle and each of them, with full power of substitution, is hereby authorized to represent me and to vote these shares at such meeting on the following:

1.	Election of three directors of the class whose three-year terms of office will expire in 2008. Nominees for election are: Frank Newman, Beryl Raff and Tracey Thomas-Travis.

2.	Any other matters as may properly come before the meeting.

SEE REVERSE SIDE